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                                                                      Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 23, 1999 on our review of the interim consolidated financial information of Too, Inc. (the "Company") as of and for the thirteen and twenty-six week periods ended July 31, 1999 and included in the Company's quarterly report on Form 10-Q for the thirteen weeks then ended is incorporated by reference in the Company's Registration Statement on Form S-8 dated October 22, 1999. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a report or a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Columbus, Ohio
October 22, 1999